EXHIBIT 99.1

Northern Power Systems Reports Fourth Quarter and Full Year 2017 Results

Business Highlights:

  Global fleet of installed distributed wind turbines expanded to 845-units, achieving over 20 million run-time hours while delivering continued 98% grid-connected availability.
  Recorded $11.1 million and $38.6 million in revenues for the fourth quarter and fiscal year ended 2017, respectively.
  Gross margin improved to 24.0 percent and 19.9 percent for the three and twelve month periods ended December 31, 2017, respectively, compared to 5.2 percent and 7.9 percent for the three and twelve month periods ended December 31, 2016, respectively.
  Reported net income of $1.1 million and $0.1 million for the fourth quarter and the fiscal year ended 2017, respectively, compared to a net loss of $0.8 million and $8.9 million for the same periods in the previous year.
  Renewed Comerica line of credit in the amount of $2.5 million through June 30, 2019.
  Uncertainty in the Italian market due to the expiration of the feed-in-tariff has created challenges with our core distributed wind business.
  Likely decrease in WEG related royalties in 2018 due to contraction in the Brazilian market.
  Continued commitment to advancing orders for our distributed wind and developing energy storage projects.

BARRE, Vt., April 02, 2018 (GLOBE NEWSWIRE) -- Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy and energy storage technology company, today announced financial results for its fourth quarter and year ended December 31, 2017.

We are pleased to report that in 2017 we had our first break-even year with approximately $40M in revenue and non-GAAP adjusted EBITDA of $0.8 million, including WEG related royalties.  This included approximately $5.5 million in recurring revenues from our services business and the remainder of revenues were from sales of our distributed wind turbines.  Wind turbine sales were driven primarily by strong sales in the Italian market in advance of an expiring Italian feed-in-tariff.  As a result of regulatory and political inaction, the Italian feed-in-tariff for distributed wind that drove sales in 2017 expired on June 30, 2017 without extension.  Uncertainty regarding the status of a new feed-in-tariff and prolonged delays surrounding the drafting, approval, adoption and ultimately the implementation of a new feed-in-tariff regime in Italy for distributed wind, together with uncertainty surrounding the Italian election and government, has brought sales of our distributed wind products in Italy to a standstill.  Accordingly, we will be restructuring operations to maintain manufacturing activity consistent with current market conditions. We plan to commence a manufacturing run to satisfy current orders and a limited number of anticipated orders.  Following the completion of this batch manufacturing run, we have determined that current circumstances dictate that it would be prudent in the context of the company’s long-term financial position to temporarily suspend full-scale distributed wind manufacturing activities until the third quarter of 2018 which is in advance of the expected implementation of the new Italian feed-in-tariff in the fourth quarter of 2018. With this transition to batch manufacturing in mind, among other measures, we have taken steps to reduce our workforce through a temporary furlough process as well as reducing the number of hours worked by certain employees.  We anticipate that with the expected implementation of the new feed-in-tariff in the fourth quarter of 2018, Italy, once again, will be a robust market for our distributed wind turbines.  During the manufacturing hiatus, we will continue to market and sell our distributed wind products across the globe and orders will be slotted for production commencing in the third quarter of 2018.

Despite the significant slowdown in our distributed wind business, we continue to see increasing activity in our energy storage business.  During 2016 we commenced selling our power converters into the developing battery energy storage market.  In 2017, we implemented a strategy to independently develop energy storage projects in the U.S., allowing the company to sell and incorporate our power converters and related technology into new projects that we identify.  Currently, we have two sites under control, one of which is under active development, and a pipeline of potential development and equipment sale opportunities.

Consolidated Fourth Quarter Financial Highlights:

  Revenue for the fourth quarter of fiscal year 2017 was $11.1 million, a 12 percent increase over revenue of $9.9 million reported in the prior year period.
  Gross margin in the fourth quarter was 24.0 percent, an increase from gross margin of 5.2 percent in the prior year period.
  GAAP net income for the fourth quarter of fiscal year 2017 was $1.1 million compared to a $0.8 million loss in the prior year period.
  Non-GAAP adjusted EBITDA income for the fourth quarter was $1.3 million, compared to a non-GAAP adjusted EBITDA  loss of $1.1 million for the prior year.  An explanation of these measures as well as a reconciliation of GAAP to non-GAAP financial measures are included below under the heading “About non-GAAP financial measures.”

Consolidated Full Year Financial Highlights:

  Revenues for fiscal year 2017 were $38.6 million, compared to $35.9 million in the prior year.
  Gross margin for the year was 19.9 percent, an increase from gross margin of 7.9 percent in the prior year.
  Net income for fiscal year 2017 was $0.1 million, compared to a $8.9 million loss in 2016.
  Non-GAAP adjusted EBITDA income for 2017 was $0.8 million compared to a non-GAAP adjusted EBITDA loss of $7.8 million in the prior year.
  Order backlog at December 31, 2017 was approximately $5 million, compared to backlog of $28 million in the prior year.
  The Company’s cash and cash equivalents balance was $3.9 million at December 31, 2017.

Our consolidated financial statements can be found on our Form 10-K filed with SEDAR (www.sedar.com) and the SEC (www.sec.gov) on April 2, 2018.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA Income (Loss)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
(in thousands of dollars)	2017	2016	2017	2016
Net income (loss)	$1,134	$(835)	$59	$(8,949)
Interest expense	15	19	61	113
Provision (Benefit) for income taxes	(39)	(77)	9	173
Depreciation and amortization	135	137	526	659
Stock compensation expense	44	97	158	519
Loss on disposal of asset	14	182	14	338
Gain on disposition of assets	-	(973)	-	(973)
Impairment of goodwill	-	361	-	361
Non-GAAP adjusted EBITDA income (loss)	$1,303	$(1,089)	$827	$(7,759)

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells distributed power generation and energy storage solutions with its advanced wind turbines, inverters, controls, and integration services. With approximately 20 million run-time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost-effective, reliable renewable energy. NPS turbines utilize patented permanent magnet direct drive (PMDD) technology, which uses fewer moving parts, delivers higher energy capture, and provides increased reliability thanks to reduced maintenance and downtime. Northern Power also develops Energy Storage Solutions (ESS) based on the FlexPhase™ power converter platform, which features patented converter architecture and controls technology for advanced grid support and generation applications.

Northern Power has been a technology innovator for over 40 years and serves clients around the globe from its US headquarters and European offices. To learn more, visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on April 2, 2018, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Eric Larson,
Vice President and Chief Accounting Officer
+1-802-661-4673
ir@northernpower.com